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                         Meridian Insurance Group, Inc.
                         ------------------------------
                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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FOR IMMEDIATE RELEASE

Contact:        Steven R. Hazelbaker
                Executive Vice President and Chief Operating Officer
                (317) 931-7269


              MERIDIAN INSURANCE GROUP COMMENTS ON SHEPARD LAWSUIT

INDIANAPOLIS, INDIANA, December 11, 2000--Meridian Insurance Group, Inc. (Nasdaq: MIGI) commented on the motion filed December 8 by Gregory M. Shepard in his civil lawsuit against MIGI and its Board of Directors, which seeks a preliminary injunction to enjoin the merger announced October 25, 2000, between MIGI and State Automobile Mutual Insurance Company. The lawsuit was originally filed at the end of August when Gregory M. Shepard and his brother, Tracy M. Shepard, through Meridian Insurance Group Acquisition Corporation and its parent, American Union Insurance Company, commenced a hostile tender offer for MIGI shares at a price of $20 per share. The offer was later amended to seek only 50.1 percent of MIGI's outstanding shares at a price of $25 per share. On December 8, 2000, the Shepard group announced that their offer was being withdrawn because they were unable to structure a transaction comparable to the proposed merger transaction between MIGI and State Auto.

Norma Oman, President and Chief Executive Officer of MIGI, stated, "We believe Mr. Shepard's lawsuit is without merit and we will continue our vigorous defense against this litigation. Our Board of Directors has consistently acted in good faith, with the best interests of shareholders, policyholders, agents and employees in mind. We believe the previously announced merger with State Auto, in which our public shareholders would receive $30 per share, represents excellent value for our shareholders and is beneficial for all our constituencies. We are confident this transaction will close."

Meridian Insurance Group, Inc. provides automobile, homeowners, farmowners, other personal lines of coverage, and commercial insurance. Meridian is licensed to write business in Arizona, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Michigan, Minnesota, Missouri, North Dakota, Ohio, Pennsylvania, South Dakota, Tennessee, Utah, Virginia, Washington, Washington, D.C. and Wisconsin.

                                       ###

MIGI's statement in this news release that it is confident that the transaction with State Auto will close is a forward-looking statement within the meaning of the Private Securities Litigation Reform Act of 1995. This forward-looking statement is subject to risks and uncertainties that could cause actual experience to differ materially from that which is projected, anticipated or implied. The most significant of these risks and uncertainties are the litigation risks that attend to the defense of any shareholder litigation of this type, because, in the event that a preliminary injunction were to be granted and that injunction were not dissolved or vacated, State Auto would have the right to terminate the merger with MIGI. Meridian Insurance Group, Inc., undertakes no obligation to update or revise any forward-looking statements.

This release is neither an offer to sell nor a solicitation of an offer to buy the securities of either company, nor a solicitation of a proxy. Any such offer or solicitation will only be made in compliance with applicable securities law.